Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO

August 2, 2007
FINAL

Thank you James, and good morning everyone.

Trinity had a very busy and productive 2nd quarter. I’m very pleased with our accomplishments and optimistic about the future. Our earnings for the 2nd quarter were strong. They reflect the success of many of the initiatives that we put into place during the past few years. The new railcar leasing entity that we created during the 2nd quarter will help provide additional financial resources and flexibility for our railcar leasing business. The investment in a Texas asphalt company that we made during the 2nd quarter is providing new opportunities for our Construction Products Group. Our newly converted wind tower facility in Illinois is enabling us to pursue the growing wind energy market in the Midwest. Our new tank barge coating facility has resulted in more consistent production for our barge business. These are just a few of many success stories at Trinity. We will have more to tell as our businesses pursue additional initiatives designed to enhance their competitiveness and increase our earnings. I am very proud of the accomplishments of our employees. Today, Trinity has a great deal of positive momentum.

We have been very deliberate during the past few years in perfecting and fine tuning several specific competencies. One of our emphases has been to improve production flexibility company-wide. Production flexibility enables us to meet market demand as it fluctuates between the various types of products we manufacture. We have become very adept at adjusting our production lines in accordance with market shifts. The conversion of our Clinton, Illinois plant to wind tower production reflects this competency.

Another key initiative has been to increase the diversification of our earnings stream. The breadth of our earnings diversification efforts is becoming more apparent as many of our businesses improve their earnings. Our barge group is an excellent example. Our barge group had another fantastic quarter. During the 2nd quarter, our barge company’s backlog increased 19% from the first quarter. We were recently notified by Ingram Barge Lines that they are ordering 250 barges for delivery in 2008 as part of their multi-year agreement with us. This order was not included in the backlog at the end of the 2nd quarter.

Our leasing and management services group also had a great 2nd quarter. Our leasing company is another important part of our earnings diversification strategy, providing the company a more consistent earnings base. We continue to invest in our future by increasing the size of our lease fleet.

We have been focusing during the past few years on developing our financing alternatives so that we have sufficient capital to grow our lease fleet. The formation of TRIP provides us another financing venue as well as increased marketing flexibility. Steve and Bill will provide more insight into this initiative.

Our rail group shipments reached approximately 6980 units this quarter. This is a 12% increase over the same quarter last year. Our Rail Group has been very successful at improving productivity while steadily increasing railcar shipments during the past 4 years. This in part is due to our broad product line and production flexibility. Demand for railcars in North America continued at a moderate pace during the 2nd quarter, similar to the first quarter. The demand for railcars is not as robust this year as it was last year. We are equipped with the necessary skills and abilities to adjust for fluctuating market demand shifts. Our primary objective is to obtain orders that help us minimize our line changeovers and disruptions. We are fortunate to have a backlog that provides us some time to develop efficient production plans.

Our construction products businesses were impacted in the 2nd quarter by the heavy rainfall in the Southwest. This was particularly true for our concrete and aggregate business. Fortunately, during the past few weeks, the weather has improved slightly and demand is strong. During the 2nd quarter, our concrete and aggregate business sold its Houston operations and acquired a group of concrete and aggregate and asphalt companies in East Texas. T hese moves are showing good, early results. We will continue to search for additional concrete, aggregate and asphalt operations in areas where we anticipate steady demand.

Our highway products business has been relatively steady during its busy season. If the weather cooperates, we expect the balance of the construction season to be in line with normal seasonal activity. Yesterday we completed the acquisition of a small highway products company in Mississippi called Central Fabricators. This is a nice geographical expansion for us. The company generates approximately $26 million in revenue.

We remain very optimistic about our structural wind tower business. Today, the wind energy business is emerging as a very nice growth industry for us. We are uniquely positioned to serve the wind energy markets in the southwest and Midwest portion of the country. The demand for wind towers continues to be strong. Our structural towers business is continuing to explore additional ways to expand their wind tower manufacturing capacity. We are currently constructing a new facility in Mexico to expand our capacity. We expect to bring it online in the 2nd quarter of 2008.

Our new wind tower facility in Clinton, Illinois began shipping towers last month to Midwest wind farms. Our current backlog of orders is very close to $800 million. In the short term our top line revenue will grow at a pace faster than our margins as we train our workforce. We are in the early stages of implementing lean manufacturing into this business. Long term we expect to see margin improvement similar to what we have experienced in our other businesses as we become more efficient. We expect to have margins in the mid teens when our production has leveled out. At this point it is hard for us to precisely estimate where our revenues will peak in this business. There have been several new wind farms announced in the geographical regions we serve. Revenues for this business grew 58% during the second quarter over the same quarter in 2006. Our 2nd quarter revenues reached $53 million. We expect our 2007 revenues to be $225 to $250 million or 60 — 80% above last year. We are very optimistic about the future of wind energy and the demand for our structural towers.

As you can tell, I am very pleased with the performance of our company. We are continuing to benefit from the investments we made during the past few years and we are continuing to make additional investments that should benefit us in the future. Trinity has a nice momentum.

I’ll now turn it over to Steve Menzies to make his comments.